UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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AMERICAN EXPRESS COMPANY

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American Express

Investor Presentation

Business, Executive Compensation & Governance Overview

AMERICAN EXPRESS

Introduction

This presentation addresses how our Board manages our executive compensation and the specific compensation decisions our Board made based on 2016 performance

- **Shareholder Engagement**. We value the opportunity to engage with shareholders and we welcome your feedback which is shared with the Board
- **Progress on Two-Year Strategic Plan.** Our business plan reflects strategy for current highly competitive environment. We have set a two-year strategic plan and have made significant progress to date
- **Compensation Program Aligned with Company Strategy.** We believe our compensation programs are working as designed. Our 2016 compensation decisions reflect Board's intention to maintain strong alignment between pay and performance

We request your support at our Annual Meeting on May 1, 2017

Before you cast your vote on Item 3 – Advisory Resolution to Approve Executive Compensation (Say On Pay), please review the content of the Executive Compensation section in the American Express Company 2017 Proxy Statement.

Costco Exit in 2016

- **In 2015, the Company announced the end of its relationship with Costco in Q2 2016**
  - Right decision for the long-term, notwithstanding short-term effect
  - Terms would not have made economic sense for AXP and shareholders
  - Created significant gap in achievable 2016 financial performance
  - Adapted our strategy to meet the needs of our customers and accelerate growth

Costco-Related Business in 2015

Estimated Costco-related **revenue was ~$3.1B**[1]

Costco co-brand portfolio represented **~19% of total worldwide loans** and **~10% of worldwide cards**

Costco co-brand billed business was **~8% of global volumes**

The end of the Costco relationship in 2016 resulted in short-term challenges for our business

Note: Refer to Appendix A for footnoted information.

Management Took Decisive Strategic Action to Re-Set for Sustainable Growth

- In early 2016, goals were established consistent with our two-year strategic plan (2016-17) to reinforce three priorities to put AXP in a position of strength

Accelerate Revenue Growth | **Optimize Investments** | **Reset Cost Base**

  – Management clearly laid out expectations and plans at March 2016 Investor Day and updated in March 2017

- Goals were calibrated with Company strategy, as were both short- and long-term incentives

  – While GAAP goals were lower than historical targets, they were appropriate

- Board set additional goals to measure momentum in growing over the end of the Costco relationship and to drive organic, profitable and sustainable growth for the future

2016 Financial Performance Demonstrates Significant Top Line Drivers…

	FY'16 Reported	FY'16 Adjusted	Description of Goals/Results
Total Revenues	(2%)	5%[2]	• GAAP growth rate target for 2016 reflected loss of Costco in 2016; not indicative of underlying strength • Reference: 2015 Revenue Net of Interest Expense was approx. $32.8B and 2015 Estimated Costco-related Revenue was approximately $3.1B[1]
Q4 Adjusted Revenue Exit Momentum[3]	n/a	Above Target	• Accelerated revenue growth indicates that Company is on path to replace lost Costco revenue
Global Card Acquisitions	10.9M	-	• 2011-14 annual average was approx. 8.4M • Large percentage of new cards for millennials
Total WW Loans	11%	13%[4]	• AXP U.S. revolving credit growth rate was more than twice U.S. industry total revolving credit growth rate[5]
Int’l Billed Business	6%	10%	• Steady acceleration through 2016 in FX-adjusted international billings growth

Note: Refer to Appendix A for footnoted information.

…With Operational Performance for Profitable Returns For Shareholders

	FY'16 Reported	FY'16 Adjusted	Description of Goals/Results
Total OpEx[6]	(11%)	(1%)[7]	• Solid progress towards $1B expense reduction target
Credit Quality	1.5% (U.S. Consumer Write-Off Rate)	–	• Best-in-class vs. industry consumer rate of 2.9%[8]
Diluted EPS	$5.65	$5.93[9]	• Adjusted diluted EPS in line with the raised EPS outlook disclosed in October 2016
Return on Equity	26%	–	• vs. target of 25% or more
Total Shareholder Return	9%	–	• TSR is 153% since Mr. Chenault became Chair and CEO (April 23, 2001 – December 31, 2016); S&P Financials 48% and S&P 500 146%

Note: Refer to Appendix A for footnoted information.

Board Has a Rigorous, Data Driven Target Setting Process

CBC Closely Monitors Compensation Implementation and Outcomes

The Compensation and Benefits Committee (CBC) employs a robust goal and metric setting process focused on aligning CEO goals with company strategy

- **CBC set 2016 goals in the following four areas:**
  - **Shareholder:** EPS, revenue growth, ROE, revenue growth exit rate
  - **Strategic and transformational:** Merchant coverage, Card Member value proposition, lending growth initiatives
  - **Customer:** Net promoter scores and international billings growth
  - **Employee:** Talent retention, diversity and inclusion

- ✓ CBC takes seriously its task to balance incentives with sound risk taking and long-term performance focus
  - AXP is in a highly regulated industry with regulator input considered in program design and performance evaluation
- ✓ CBC and Board of Directors (BOD) review benchmarking data to assess the competitiveness of our compensation program
  - We do not target a specific percentile relative to peers or make pay decisions based on market data alone. CEO and NEO performance, experience/tenure and retention are the primary drivers of pay
- ✓ CBC and BOD evaluate CEO and Company performance using formula-driven outcomes, pre-determined weightings; discretionary payouts based on actual measurable performance and analysis

Annual Pay Aligned with Strategic Goals

Compensation Awarded Along Performance Metrics

Feature		Description
Annual Incentive Plan	Shareholder Metrics & Performance	Shareholder Metrics (see table below)
	Strategic & Operational Objectives	Strategic & Transformational; Customer; Employee (see below)

Shareholder Metrics

Goals	Target (100%)	Actual FY2016
Earnings Per Share	$5.40 – $5.70	$5.65
Revenue Growth*	(3%) – (1%)	(2%) ((1%) FX Adj.)[10]
Return on Average Equity**	*25% or more*	26%
Q4 Adj. Rev. Exit Momentum (FX Adj.)[3]	5% – 7%	Above Target

****Revenue Growth:*** *Comparison is against prior year when Costco relationship in effect. FY16 goal is designed to align with 2016-2017 key priorities, and allow for replacement of relationship with growth in Global Consumer, Global Commercial, and Global Merchant Services*

*****Return on Equity:*** *AXP ROE target reflects peer outperformance on this metric balanced with prudent risk taking*

CEO Performance Measure Mix



Customer 15%
Employee 15%
Strategic 15%
Shareholder 55%

Strategic & Transformational

- **$1B expense reductions goal tied to priorities**
  - $1B expense reduction target by YE2017 on a run rate basis
- **Evolution of litigation strategy**
  - Reversal of major trial court litigation
- **Merchant coverage expansion**
  - Expansion to 8.5M locations[11]
- **Strengthened Card Member value proposition**
- **Loan growth while balancing loan quality**

Customer

- **Amex Net Promoter Score**
  - Score increased 200Bps
- **International Growth**
  - FX-Adj Int'l Billed Business Growth = +10%
  - Increase in international active locations in force

Employee

- **Talent Retention**
  - Talent retention goals were achieved
- **Diversity and Inclusion**
  - Diversity and inclusion measures were achieved at above target

Note: Refer to Appendix A for footnoted information.

CEO Pay Decisions Reflect Rigor and Progress Against New Strategy

- CEO paid at target recognizing strong progress against rigorous goals
- All pay, excluding salary, delivered in long-term (perf-contingent) vehicles
- No cash bonus was paid. Bonus reallocated to long-term incentive awards acknowledging more work lies ahead to reset the Company's trajectory towards profitable growth
- Final pay contingent upon future results
- Meaningful CEO ownership requirement



Final Pay Determinations
$22.0M
$2.0 (9%)
$6.6 (30%)
$1.6 (7%)
$6.7 (31%)
$5.1 (23%)
Short-Term Incentive
Long -Term Incentive
2016 Target TDC*
$22.0M
$2.0 (9%)
$3.2 (15%)
$9.1 (41%)
$7.7 (35%)
Long -Term Incentive (91%)
2016 Awarded TDC*
Annual Incentive Award (AIA)
• No cash AIA was granted for 2016
• Entire AIA amount of $6.625 million reallocated to long-term awards
Base Salary fixed pay
Stock Options vest after 3 years
Performance RSUs vest based on (2017-19) 3 year ROE performance
Portfolio Grant pays out based on (2017-19) performance

91% of TDC is tied to future Company performance

* *Total Direct Compensation (TDC)*

Realizable Pay Outcomes Demonstrate Long-Term Alignment

- Three-year average realizable compensation is 8% lower than awarded TDC over the 3-year period, while TSR is down by 6%
- Our CEO's stock ownership (well above requirement) and the structure of our pay program result in realizable pay outcomes strongly aligned with shareholder performance



$Millions:
$22.00
$22.68
8% reduction
$20.76
Target Compensation
Average Awarded TDC (January 2014-January 2016)
Average Realizable Compensation (January 2014-January 2016)

Note: Details on the above can be found on pages 50 and 62 of the 2017 Proxy Statement.

Listening to Shareholder Feedback Drove Changes

- **Compensation Plan Changes**
  - Modified AIA program for employees below CEO level to move toward a more formula driven approach (effective in 2017)
  - Added performance vesting criteria to our annual RSU grant
  - Clarified the CEO's target and maximum incentive compensation opportunities
  - Modified our peer group to reflect more appropriate peers
  - Required our CEO to retain a portion of shares granted until after retirement
- **Governance Changes**
  - Enhanced the process the Compensation and Benefits Committee uses to determine CEO compensation
  - Enhanced our website disclosures on political contributions and diversity
  - Adopted proxy access
  - Amended our Corporate Governance Principles to limit the number of public company boards on which our directors may serve

We engaged with investors representing over 53% of shares outstanding in 2016

We Ask for Your Support at the 2017 Annual Meeting

American Express Board Recommendations:	
Item 1	FOR All Director Nominees
Item 2	FOR Appointment of PwC
Item 3	FOR Advisory Say On Pay Resolution
Item 4	ANNUAL Say On Pay Frequency
Items 5-6	AGAINST Two Shareholder Proposals

Appendix A

Footnotes

[1] *Estimated Costco-related Revenue represents Other Revenue and Net Interest Income from Costco co-brand Card Members and Discount Revenue from Costco and other merchants for out-of-store spend on the Costco co-brand card.*

[2] *Adjusted revenues net of interest expense on an FX-adjusted basis, a non-GAAP measure, excludes estimated revenues from Costco in the United States, Costco U.S. cobrand Card Members and other merchants for out-of-store spend on the Costco cobrand card. The Board and Management believe adjusted revenues net of interest expense is useful in evaluating the ongoing operating performance of the company following the end of the Costco U.S. relationship. See Note 10 for an explanation of FX-adjusted information and Appendix B for a reconciliation to total revenues net of interest expense on a GAAP basis.*

[3] *Q4 Adjusted Revenue Exit Momentum is our Fourth Quarter 2016 revenue growth over the prior year, adjusted for FX and the impact of Costco and JetBlue on the prior year.*

[4] *Adjusted worldwide Card Member loans, a non-GAAP measure, excludes the impact of FX. See Note 10 for an explanation of FX-adjusted information.*

[5] *U.S. revolving credit growth based on non-seasonally adjusted data per Fed Consumer Credit G.19 report.*

[6] *Operating expenses represent salaries and employee benefits, professional services, occupancy and equipment, communications and other, net.*

[7] *Adjusted total operating expenses, a non-GAAP measure, excludes 2016 restructuring charges, gain on the sale of the Costco portfolio, Q4'15 Prepaid Services Business charges and the impacts of FX. The Board and Management believe adjusted operating expenses is useful in evaluating the ongoing operating performance of the company. See Appendix C for a reconciliation.*

[8] *Industry reflects weighted average write-off rate of WFC- Consumer, BAC, C-NA, DFS – Credit Card, JPM & USB.*

[9] *Adjusted diluted earnings per share (EPS), a non-GAAP measure, excludes $266 million after-tax restructuring charges ($410 million pre-tax) from 2016. The Board and Management believe adjusted EPS is useful in evaluating the ongoing operating performance of the company and the company's performance against its 2016 EPS outlook originally provided in the company's Q4'15 earnings release on January 21, 2016, at which point restructuring charges and other contingencies were not estimable and thus not included in the outlook. Refer to Appendix D for a reconciliation of EPS on a GAAP basis.*

[10] *FX-adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translations into U.S. dollars (i.e., assumes the foreign exchange rates used to determine results for the year ended December 31, 2016 apply to the period(s) against which such results are being compared). The Board and Management believe the presentation of information on an FX-adjusted basis is helpful to investors by making it easier to compare the company's performance in one period to that of another period without the variability caused by fluctuations in currency exchange rates.*

[11] *Source: The Nilson Report.*

Appendix B

Revenue Net of Interest Adjusted for FX, Global Business Travel, Concur and Costco

($ in billions)

	Q1'14	Q2'14	Q3'14	Q4'14	Q1'15	Q2'15	Q3'15	Q4'15	Q1'16	Q2'16	Q3'16	Q4'16	FY'15	FY'16
GAAP Revenue Net of Interest	**$8.2**	**$8.6**	**$8.3**	**$9.1**	**$8.0**	**$8.3**	**$8.2**	**$8.4**	**$8.1**	**$8.2**	**$7.8**	**$8.0**	**$32.9**	**$32.1**
Global Business Travel Revenue Net of Interest*	($0.3)	($0.4)												
Gain on Sale of Concur Investment				($0.7)										
Revenue Net of Interest Excluding GBT and Concur	$7.8	$8.2	$8.3	$8.4	$8.0	$8.3	$8.2	$8.4	$8.1	$8.2	$7.8	$8.0	$32.9	$32.1
Est. Costco-Related Revenue**	(~$0.7)	(~$0.8)	(~$0.8)	(~$0.8)	(~$0.8)	(~$0.8)	(~$0.8)	(~$0.8)	(~$0.7)	(~$0.5)	-	-	(~$3.2)	(~$1.2)
Revenue Net of Interest Excluding GBT, Concur and Costco	$7.1	$7.5	$7.5	$7.6	$7.2	$7.5	$7.4	$7.6	$7.4	$7.7	$7.8	$8.0	$29.7	$30.9
FX- Adjusted Revenue Net of Interest Excl. GBT and Concur	$7.6	$7.9	$8.0	$8.1	$7.8	$8.2	$8.2	$8.3					$32.5	
FX-Adjusted Revenue Net of Interest Excl. GBT, Concur and Costco	$6.9	$7.1	$7.2	$7.3	$7.0	$7.4	$7.4	$7.5					$29.3	
YoY% Inc/(Dec) in GAAP Revenue Net of Interest					**(3%)**	**(4%)**	**(1%)**	**(8%)**	**2%**	**(1%)**	**(5%)**	**(4%)**		**(2%)**
YoY% Inc/(Dec) in Adjusted Revenue Net of Interest Excl. GBT and Concur					**1%**	**1%**	**(1%)**	**0%**	**2%**	**(1%)**	**(5%)**	**(4%)**		**(2%)**
YoY% Inc/(Dec) in Adjusted Revenue Net of Interest Excl. GBT, Concur and Costco					**1%**	**0%**	**(2%)**	**1%**	**3%**	**3%**	**5%**	**5%**		**4%**
YoY% Inc/(Dec) in FX- Adjusted Revenue Net of Interest Excl. GBT and Concur* **					**5%**	**5%**	**3%**	**4%**	**4%**	**1%**	**(5%)**	**(3%)**		**(1%)**
YoY% Inc/(Dec) in FX- Adjusted Revenue Net of Interest Excl. GBT, Concur and Costco* **					**5%**	**5%**	**3%**	**5%**	**5%**	**4%**	**5%**	**6%**		**5%**

*Note: In Q1'15, the Company reclassified amounts related to certain payments to cobrand partners reducing both marketing and promotion expense and discount revenue. Prior periods have been revised to conform to the current period presentation. *Represents operating performance of Global Business Travel as reported in H1'14. Does not include other Global Business Travel-related items, including equity earnings from the joint venture and impacts related to a transition services agreement that will phase out over time. **Represents estimated Other Revenue and Net Interest Income from Costco cobrand Card Members, Discount Revenue from Costco and other merchants for out-of-store spend on Costco cobrand cards. *** Total Revenues Net of Interest Expense adjusted for FX and the related growth rate are non-GAAP measures. FX-adjusted information assumes a constant exchange rate between the periods being compared for purposes of currency translation into U.S. dollars (i.e., assumes Q1'17 foreign exchange rates apply to Q1'16 results).*

Appendix C

Adjusted Total Operating Expense

($ in billions)

	2012	2013	2013 ('14 Growth Rate)	2014	2014 ('15 Growth Rate)	2015	2016
GAAP Total Operating Expenses	**13.4**	**13.0**	**13.0**	**12.2**	**12.2**	**11.8**	**10.4**
FX-Adjusted Total Operating Expenses	12.3	12.0	12.0	11.3	11.3	11.4	10.2
FX- Adj GBT Operating Expenses (H2'13 and H1'14)			(0.6)		(0.6)		
Q2'14 GBT Transaction Gain				0.6	0.6		
Q2'14 GBT Transaction-related Costs				(0.1)	(0.1)		
AXP Foundation Contribution				(0.0)	(0.0)		
Gain on Sale of Costco Portfolio							1.1
Restructuring Charges	(0.4)			(0.4)	(0.4)		(0.4)
Prepaid Business Services Impairment Charge						(0.4)	
FX-Adjusted Adjusted Total Operating Expenses	11.9	12.0	11.4	11.4	10.8	11.0	10.9
YoY% Inc/(Dec) in GAAP OpEx		(3%)		(6%)		(3%)	(11%)
YoY% Inc/(Dec) FX-Adjusted Adjusted OpEx		**1%**		**(0%)**		**2%**	**(1%)**

FX-adjusted information is at December 2016 rates.

Appendix D

FY'16 EPS Range Outlook

	FY'16 EPS Range	
GAAP EPS Outlook - including FY'16 Restructuring	**$5.12**	**$5.42**
Q1'16 Restructuring Charge per share (pre-tax) Q2'16 Restructuring Charge per share (pre-tax) Q3'16 Restructuring Charge per share (pre-tax) Q4'16 Restructuring Charge per share (pre-tax)	$0.08 $0.25 $0.05 $0.05	$0.08 $0.25 $0.05 $0.05
Q1'16 Tax impact of Restructuring charge Q2'16 Tax impact of Restructuring charge Q3'16 Tax impact of Restructuring charge Q4'16 Tax impact of Restructuring charge	($0.03) ($0.09) ($0.01) ($0.02)	($0.03) ($0.09) ($0.01) ($0.02)
Net impact of FY'16 Restructuring Charges per share (after-tax)	**$0.28**	**$0.28**
EPS Outlook excluding restructuring charges & other contingencies	**$5.40**	**$5.70**

FY'16 EPS excluding the impact of Restructuring

	FY'16
Reported EPS	**$5.65**
FY'16 Restructuring Charge (pre-tax)	$0.43
FY'16 Tax Impact of Restructuring Charge	($0.15)
FY'16 EPS excluding the impact of Restructuring	**$5.93**

Appendix E: World Class Board with Deep Expertise

Our Board is composed of experienced leaders with the right skills and business experience to provide sound judgment, critical viewpoints and guidance in an evolving environment



KENNETH CHENAULT
Chairman & Chief Executive Officer, American Express Company since 2001



CHARLENE BARSHEFSKY (2001)
Senior International Partner, WilmerHale



JOHN BRENNAN (2017)
Chairman Emeritus and Senior Advisor, The Vanguard Group



URSULA BURNS (2004)
Chairman and Former Chief Executive Officer, Xerox Corporation



PETER CHERNIN (2006)
Founder and CEO, Chernin Entertainment



RALPH DE LA VEGA (2016)
Former Vice Chairman of AT&T Inc.



ANNE LAUVERGEON (2013)
Chairman and Chief Executive Officer, A.L.P. SAS



ROBERT WALTER (2002)
Lead Independent Director
Founder, Former Chairman and CEO, Cardinal Health



MICHAEL LEAVITT (2015)
Founder and Chairman, Leavitt Partners



THEODORE LEONSIS (2010)
Chairman and Chief Executive Officer, Monumental Sports & Entertainment



RICHARD LEVIN (2007)
Chief Executive Officer, Coursera



SAMUEL PALMISANO (2013)
Former Chairman, President and Chief Executive Officer, IBM



DANIEL VASELLA (2012)
Honorary Chairman and Former Chairman and Chief Executive Officer, Novartis AG



RONALD WILLIAMS (2007)
Former Chairman and Chief Executive Officer, Aetna

Balanced Tenures



Non-Mgmt. Directors
CEO
1
2
3
3
4
1
<1
1-3
4-6
7-10
10+
YEARS ON BOARD

Average tenure: 7.5 years

6 new directors since 2012

Diverse Board

3 of 14 female

4 of 14 minorities

2 of 14 reside outside US

Qualified Directors

Board Expertise and Key Skills	
Core Business & Operations	Senior Management & Leadership
Digital, Mobile & Tech	Govt., Legal & Public Policy
Financial Literacy	Global Business
Financial, Investment and M&A	Public Company Governance
Audit & Risk	Brand & Marketing

Appendix F: Committed to Strong Governance and Compensation Practices

Corporate Governance Best Practices

- ✓ Strong lead independent director
- ✓ Regular board and committee refreshment and a mix of tenures
- ✓ Non-management executive sessions led by lead independent director at each regular board meeting
- ✓ Board agenda includes multi-day strategy sessions
- ✓ Key management and rising talent reviewed at an annual talent review board meeting
- ✓ Annual election of all directors
- ✓ Majority voting for directors
- ✓ Proxy access
- ✓ 25% threshold for special meetings
- ✓ Active shareholder engagement and responsiveness to feedback
- ✓ Significant share ownership requirements for senior executives and directors
- ✓ Annual board and committee performance evaluations
- ✓ Ongoing board succession planning
- ✓ Director access to experts and advisors, both internal and external
- ✓ 13 out of 14 directors are independent

Compensation Governance Best Practices

- ✓ Employ robust goal setting process to align CEO and NEO goals with company strategy
- ✓ Cash incentives and equity awards subject to recoupment and forfeiture provisions
- ✓ Clawback provision for cash portion of CEO's AIA
- ✓ Program discourages imprudent risk taking
- ✓ Maintain significant CEO and NEO stock ownership requirements
- ✓ Cap on CEO incentive compensation payments (125% of target)
- ✓ Prohibit executive officers from hedging or pledging company stock
- ✓ Double-trigger change-in-control provisions
- ✓ No employment contracts with NEOs
- ✓ No payment of dividends or dividend equivalents on RSUs granted to NEOs until they vest
- ✓ No excise tax gross-ups upon a change in control
- ✓ No individual change in control arrangements
- ✓ No repricing of options without shareholder approval